Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

CNS Pharmaceuticals, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value	(1)	Other	115,032	$3.04	$349,697.28	0.0001381	$48.30

Total Offering Amounts:						$349,697.28		48.30
Total Fee Offsets:								0.00
Net Fee Due:								$48.30

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of common stock of CNS Pharmaceuticals, Inc. (the “Registrant”) that may be granted under the CNS Pharmaceuticals, Inc. 2020 Equity Plan, as amended and restated (the “2020 Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Represents 115,032 shares of Registrant’s common stock that were added to the shares reserved for issuance under the 2020 Plan.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)) of the Securities Act of 1933, as amended, and based on $3.04 per share, the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on February 24, 2026.

The Registrant does not have any fee offsets.